Exhibit 99.1
FOR IMMEDIATE RELEASE     NYSE American – REI
RING ENERGY ANNOUNCES CREDIT FACILITY EXTENSION AND AMENDMENT
The Woodlands, TX – June 18, 2025 – Ring Energy, Inc. (NYSE American: REI) (“Ring” or the “Company”) today announced that the borrowing base was affirmed at $585 million under its $1.0 billion senior secured credit facility (the “Credit Facility”). In addition, the Credit Facility term was extended to June 2029, and Bank of America, N.A. was named as new Administrative Agent.
KEY HIGHLIGHTS
Entered into a Third Amended and Restated Credit Agreement with a borrowing base of $585 million;
Extended Credit Facility term 34 months to June 2029, supported by an 11-member banking syndicate;
Reflects a 25 basis point reduction in the Applicable Margin pricing grid; and
Next regularly scheduled bank redetermination to occur during the fall of 2025.
Paul D. McKinney, Chairman of the Board and Chief Executive Officer, commented, “Ring has worked to strengthen our balance sheet and improve the quality of assets supporting our Credit Facility. We value the ongoing support from our bank group and are pleased to have Bank of America as our new administrative agent. Despite oil and gas price volatility in 2025, our asset base enabled us to maintain a sufficient borrowing base, with only a slight reduction from last year. We continue to focus on generating free cash flow through cost reductions, divestitures of non-core assets, and acquiring high-margin, low-break-even assets, using excess cash to reduce debt and create value for stockholders across commodity price cycles.”
We further expanded our banking relationships by adding Citibank, N.A. to the syndicate which now includes Bank of America, N.A., Citizens Bank, N.A., KeyBanc National Association, Mizuho Bank, Ltd., Truist Bank, U.S. Bank National Association, Cathay Bank, First Horizon Bank, Amegy Bank and Goldman Sachs Lending Partners, LLC.
ABOUT RING ENERGY, INC.
Ring Energy, Inc. is an oil and gas exploration, development, and production company with current operations focused on the development of its Permian Basin assets. For additional information, please visit www.ringenergy.com.
SAFE HARBOR STATEMENT
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements involve a wide variety of risks and uncertainties, and include, without limitation, statements with respect to the Company’s strategy and prospects, the Company’s efforts to manage commodity price volatility, and other areas of focus. Forward-looking statements are based on current expectations and subject to numerous assumptions and analyses made by Ring and its management considering their experience and perception of historical trends, current conditions and expected future developments, as well as other factors appropriate under the circumstances. However, whether actual results and developments will conform to expectations is subject to a number of material risks and uncertainties. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s reports filed with the Securities and Exchange Commission (“SEC”), including its Form 10-K for the fiscal year ended December 31, 2024, and its other SEC filings. Ring undertakes no obligation to revise or update publicly any forward-looking statements, except as required by law.
CONTACT INFORMATION
Al Petrie Advisors
Al Petrie, Senior Partner
Phone: 281-975-2146
Email: apetrie@ringenergy.com
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